Exhibit 99.1

Contacts: James K. Johnson

   Chief Financial Officer

   Alloy, Inc.

   212/244-4307

For immediate release:

ALLOY ANNOUNCES THIRD QUARTER RESULTS

Total Revenues Up 18% and Net Income Up 368% Versus Prior Year Third Quarter

Strong Operating and Financial Momentum at both dELiA*s and Alloy Media + Marketing

Spin-Off of dELiA*s On Schedule to Occur Before Fiscal Year End

New York, NY – November 21, 2005—Alloy, Inc. (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended October 31, 2005 of $122.9 million and net earnings attributable to common stockholders of $7.3 million or $0.15 per diluted share. The net earnings attributable to common stockholders increased 368% versus the $1.6 million in net earnings attributable to common stockholders for the fiscal quarter ended October 31, 2004 and include the impact of the one time spin-off related expenses of $1.5 million, or $0.03 per diluted share. In the third fiscal quarter of 2005, Alloy achieved $12.4 million of earnings from continuing operations before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, spin off costs, restructuring charges, and asset write-downs due to impairment (“Adjusted EBITDA”). Adjusted EBITDA in the third fiscal quarter of 2005 increased 93.7% compared to the third fiscal quarter of 2004. For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) as determined under GAAP, please refer to the financial tables provided at the end of this release.

Total revenues for the third fiscal quarter increased 17.7% to $122.9 million, compared with $104.4 million for the third quarter of fiscal 2004. Third fiscal quarter net merchandise revenues of $59.9 million increased 23.6% compared with $48.5 million for last year’s third fiscal quarter. The increase resulted from strength in both the direct marketing and retail segments, as revenues were up 27% and 18%, respectively, in those segments. Third fiscal quarter sponsorship and other revenues increased from $55.9 million for last year’s third fiscal quarter to $63.0 million for the third quarter of fiscal 2005, a 12.7% increase. Third fiscal quarter gross profit increased to $62.6 million, or 50.9% of revenues, from $50.2 million, or 48.1% of revenues, for the comparable period last year, driven primarily by significant gross margin improvement in both our media and promotional marketing businesses as well as improvements in the both segments of our merchandising business.

Operating expenses were $54.2 million for the third quarter of fiscal 2005 versus $47.8 million for the third quarter of fiscal 2004. Contributing to the increase were expenses of $1.5 million associated with the anticipated separation of our merchandising business from our media and marketing services business (i.e., the spin-off transaction) in the fourth quarter of this fiscal year. Despite these one-time transaction-driven expenses, operating expenses decreased as a percentage of total revenues to 44.1% for the third quarter of fiscal 2005 from 45.8% for the third quarter of fiscal 2004. The percentage decrease resulted primarily from the cost savings derived from integrating the operations of dELiA*s, which we acquired in September 2003, into our merchandise operations, and to a lesser extent reduced overhead costs including technology, finance, legal and other fixed overhead expenses.

Net earnings attributable to common stockholders for the third quarter of fiscal 2005 were $7.3 million, or $0.15 per diluted share, compared with net earnings attributable to common stockholders of $1.6 million, or $0.04 per diluted share, for last year’s fiscal third quarter. Our weighted average common shares outstanding now include the impact of the conversion of the Series B Redeemable Convertible Preferred Stock into approximately 3.3 million shares of Alloy, Inc. common stock on June 15, 2005. Adjusted EBITDA improved from $6.4 million for the third quarter of fiscal 2004 to $12.4 million for the third quarter of fiscal 2005.

Commenting on the third quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “We are pleased to report that both the dELiA*s and Alloy Media + Marketing businesses demonstrated improved sales productivity, margin expansion and increased cost efficiencies which resulted in meaningful profitability expansion. In addition, we began our previously announced dELiA*s retail store roll-out plan as 10 new stores were open during the third quarter. We expect these positive operational and financial trends largely to continue in our fourth quarter. In addition, we remain well on track to complete the dELiA*s, Inc. spin-off by the end of this fiscal year.”

Total revenues for the nine months ended October 31, 2005 increased 11.0% to $299.8 million compared with $270.1 million for the nine months ended October 31, 2004. Net merchandise revenues for the nine months ended October 31, 2005 of $147.4 million were up 15.3% versus $127.8 million for the nine months ended October 31, 2004. Sponsorship and other revenues of $152.5 million for the nine-month period ended October 31, 2005 increased 7.1% compared with $142.3 million for the same period last year. Gross profit for the nine months ended October 31, 2005 increased to $153.6 million, or 51.2% of revenues, compared with $129.2 million, or 47.8% of revenues, for the first nine months of fiscal 2004. Operating expenses were $151.0 million for the nine months ended October 31, 2005 versus $144.6 million for the nine months ended October 31, 2004. The loss from continuing operations, including preferred stock dividends and accretion, for the nine months ended October 31, 2005 was $1.2 million, or $0.03 per diluted share compared with a loss of $20.5 million for the nine months ended October 31, 2004 or $0.48 per diluted share. The net loss for the nine months ended October 31, 2005 was $11.7 million, compared with a net loss of $18.4 million for the nine months ended October 31, 2004. Net loss attributable to common stockholders for the nine months ended October 31, 2005 was $12.3 million, or $0.27 per diluted share, compared with net loss attributable to common stockholders of $19.6 million, or $0.46 per diluted share for the nine months ended October 31, 2004.

Our fiscal 2005 results reflect our sale of the operations of Dan’s Competition (“Dan’s”) in June 2005. Accordingly, our results reflect Dan’s as a discontinued operation and include a loss on disposition of the related net assets of approximately $11.4 million. We received approximately $13 million in net proceeds from the sale. Our fiscal 2004 results have been restated to reflect Dan’s as a discontinued operation.

About Alloy

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 31 million Generation Y consumers each month and is comprised of two distinct businesses: Alloy Media + Marketing and dELiA*s, Inc. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry- recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. dELiA*s, Inc., our direct marketing and retail store subsidiary, includes the dELiA*s, Alloy, and CCS brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

(tables to follow)

Alloy, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended 10/31/2004	Three Months Ended 10/31/2005	Nine Months Ended 10/31/2004	Nine Months Ended 10/31/2005
Net merchandise revenues	$48,474	$59,906	$127,776	$147,367
Sponsorship and other revenues	55,933	63,030	142,342	152,468

Total revenues	104,407	122,936	270,118	299,835
Cost of goods sold	54,194	60,354	140,916	146,211

Gross profit	50,213	62,582	129,202	153,624

Selling and marketing expenses	36,435	42,439	107,130	116,787
General and administrative expenses	9,472	9,544	31,906	28,475
Amortization of acquired intangible assets	1,463	430	4,126	2,272
Stock-based compensation	371	83	1,074	222
Impairment of long-lived assets	0	0	0	924
Spin off costs	0	1,538	0	2,153
Restructuring charges	29	144	347	144

Total operating expenses	47,770	54,178	144,583	150,977
Income (Loss) from continuing operations before interest and other income (expense) and income taxes	2,443	8,404	(15,381)	2,647
Interest and other income (expense), net	(1,238)	(962)	(3,753)	(3,068)

Income (Loss) from continuing operations before income taxes	1,205	7,442	(19,134)	(421)
Income tax expense	10	137	130	203

Income (Loss) from continuing operations	1,195	7,305	(19,264)	(624)
Discontinued operations
Income (loss) from operations of discontinued Dan’s Competition (including loss on disposal of 11,405), net of tax	770	0	831	(11,029)

Net income (loss)	1,965	7,305	(18,433)	(11,653)
Preferred stock dividend and accretion	405	0	1,200	620

Net income (loss) attributable to common stockholders	$1,560	$7,305	($19,633)	($12,273)

Basic income (loss) per common share:
Income (loss) from continuing operations including preferred stock dividends and accretion	$0.02	$0.16	($0.48)	($0.03)
Income (loss) from discontinued operations	$0.02	$0.00	$0.02	($0.24)

Total basic income (loss) attributable to common stockholders	$0.04	$0.16	($0.46)	($0.27)

Diluted income (loss) per common share:
Income (loss) from continuing operations including preferred stock dividends and accretion	$0.02	$0.15	($0.48)	($0.03)
Income (loss) from discontinued operations	$0.02	$0.00	$0.02	($0.24)

Total diluted income (loss) attributable to common stockholders	$0.04	$0.15	($0.46)	($0.27)

Weighted average basic common shares outstanding:	42,951,223	46,357,107	42,672,454	44,659,263

Weighted average diluted common shares outstanding:	43,044,459	55,142,653	42,672,454	44,659,263

Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (1):

Net income( loss) from continuing operations	$1,195	$7,305	($19,264)	($624)
Income tax expense	10	137	130	203
Amortization of acquired intangible assets	1,463	430	4,126	2,272
Stock-based compensation	371	83	1,074	222
Impairment of long-lived assets	0	0	0	924
Spin off costs	0	1,538	0	2,153
Restructuring charges	29	144	347	144

EBTA excluding stock-based compensation, restructuring, asset write-downs and spin off costs	$3,068	$9,637	($13,587)	$5,294
Interest and other income (expense), net	(1,238)	(962)	(3,753)	(3,068)
Depreciation and amortization	2,075	1,761	6,406	5,504

Adjusted EBITDA	$6,381	$12,360	($3,428)	$13,866

(1)	This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy's results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is required under SEC rules regarding the use of non-GAAP financial measures. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	January 31, 2005	October 31, 2005
Assets
Current Assets
Cash and cash equivalents	$25,137	$36,695
Marketable securities	6,341	1,000
Accounts receivable, net	39,657	53,613
Inventories	26,623	37,591
Prepaid catalog costs	2,588	5,993
Other current assets	6,651	6,021
Current assets of discontinued operations	2,763	0

Total current assets	109,760	140,913

Property and equipment, net	24,505	28,476
Goodwill, net	185,763	185,763
Intangible and other assets, net	17,159	14,837
Noncurrent assets of discontinued operations	21,946	0

Total assets	$359,133	$369,989

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$29,287	$33,792
Deferred revenues	18,144	19,122
Mortgage Note payable	160	112
Bank Loan Payable	0	7,254
Accrued expenses and other current liabilities	26,433	36,038
Current liabilities of discontinued operations	822	43

Total current liabilities	74,846	96,361
Long term liabilities	6,209	6,467
Convertible debt	69,300	69,300

Series B Preferred Stock	16,042	0

Stockholders' Equity	192,736	197,861

Total liabilities and stockholders' equity	$359,133	$369,989